                                    EXHIBIT A

                              PAGE 11 OF ____ PAGES

                               AMENDMENT NO. 1 TO
                   INVESTMENT AND STRATEGIC ALLIANCE AGREEMENT

         This Amendment No. 1 to Investment and Strategic Alliance Agreement ("Amendment No. 1") is made and entered into this 23rd day of March, 1995 by and between 20th Century Industries, a corporation organized and existing under the laws of the State of California (the "Company"), and American International Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Investor").

                                 R E C I T A L S

         WHEREAS, the Company and the Investor entered into an Investment and Strategic Alliance Agreement (the "Agreement") on October 17, 1994, pursuant to which the Company issued to affiliates of the Investor (a) 200,000 shares of Series A Convertible Preferred Stock, stated value $1,000 per share, having the rights, preferences, privileges and restrictions set forth in the Certificate of Determination of the Company (the "Series A Certificate of Determination") governing the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and (b) 16,000,000 Series A Warrants, each exercisable for one share of Common Stock, no par value, of the Company ("Common Stock"), subject to adjustment, having the terms set forth in a Warrant Certificate dated December 16, 1994 (the "Warrant Certificate") (the "Series A Warrants");

         WHEREAS, on January 27, 1995, the California Department of Insurance (the "DOI") and the Company entered into a Stipulation, and, on January 28, 1995, the DOI issued an Order under California Insurance Code Sections 1065.1 and 1065.2, pursuant to which the DOI has required that the Company raise an additional $50 million of capital for contribution to the Company's insurance subsidiaries (the "DOI Capital Requirement"), the first $30 million of which must be raised by March 31, 1995 and the remaining $20 million of which must be raised by December 31, 1995; and

         WHEREAS, the Company and the Investor have agreed upon a $20 million capital contribution to the Company by the Investor to fund a portion of the DOI Capital Requirement, in exchange for which the Company will issue additional Series A Preferred Shares to the Investor pursuant to Section 4.3 of the Agreement, and in connection therewith, the Company and the Investor desire to amend Section 4.3 of the Agreement as set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follow:

                              PAGE 12 OF ____ PAGES

         SECTION 1. ISSUANCE OF SERIES A PREFERRED STOCK. Concurrently with the execution of this Amendment No. 1, the Investor is contributing $20 million to the Company pursuant to Section 4.3 of the Agreement to fund a portion of the DOI Capital Requirement. The Company and the Investor agree that, notwithstanding the formula set forth in Section 4.3 for determining the number of Series A Preferred Shares to be issued to the Investor in respect of such contribution, the Investor and the Company agree that, in consideration for such contribution, the Company shall issue to the Investor 20,000 Series A Preferred Shares, having an aggregate liquidation value equal to the amount contributed to the Company by the Investor.

         SECTION 2. AMENDMENT. In order to memorialize the agreement of the Company and the Investor to modify the formula for determining the number of Series A Preferred Shares to be issued in respect of the Investor's $20 million contribution to the Company, Section 4.3 of the Agreement is hereby amended to read in its entirety as follows:

                 "Section 4.3 Investor Contribution and Additional Shares; Adjustment to Series A Warrants Exercise Price. If at any time (before or after the Closing Date) there shall be any Excess Loss Amount as defined above, the Investor shall, if requested writing by the Company after the Closing Date (and subject to the Closing hereunder), contribute to the capital of the Company at the request of the Company, in whole or in part, an amount up to the lesser of (i) $70,000,000 or (ii) the Excess Loss Amount (the "Investor Contribution"). In consideration for the first $20 million of the Investor Contribution pursuant to this Section 4.3 (the "$20 Million Contribution"), the Company shall issue to the Investor that number of fully paid and nonassessable Series A Preferred Shares having an aggregate liquidation value equal to $20 million. In consideration of the contribution of the remainder of the Investor Contribution following the $20 Million Contribution (the "Remaining Investor Contribution"), the Company shall issue to the Investor that number of fully paid and nonassessable Series A Preferred Shares having an aggregate liquidation value equal to (x) the amount of the Remaining Investor Contribution plus (y) an amount equal to the product of, (1) the Remaining Investor Contribution, (2) 0.65 and (3) the quotient of (I) the number of shares of Common Stock beneficially owned or obtainable by the Investor and its affiliates by virtue of ownership of the Series A Preferred Shares (including any additional shares actually issued by virtue of the provision permitting payment of dividends in kind on the Series A Preferred Shares) and the Series A Warrants and conversion or exercise thereof

                              PAGE 13 OF ____ PAGES
         divided by (II) the sum of (A) the total number of shares of Common Stock of the Company outstanding at the date of this Agreement plus (B) the number of shares referred to in (I); provided, however, that the aggregate liquidation value of any Series A Preferred Shares issued pursuant to the to this sentence (without taking into account any Series A Preferred Shares issuable as a dividend in kind on any outstanding Series A Preferred Shares) shall not exceed $63.2474 million. The amount represented as "(y)" in the above formula is designed to represent Investor's proportional share of the Company's after-tax loss resulting from the Excess Loss Amount. Successive contributions under this Section 4.3 for partial amounts reflecting development over time shall be permitted, with minimum cash contributions prior to the final contribution being for no less than $10 million. In the event that the Excess Loss Amount exceeds $95,000,000, the exercise price of the Series A Warrants shall be reduced as provided in the Series A Warrants."

         SECTION 3. DEFINED TERMS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

         SECTION 4. RECONFIRMATION OF AGREEMENT. Except as otherwise provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect.

                              PAGE 14 OF ____ PAGES

         SECTION 5. COUNTERPARTS. This Amendment No. 1 shall be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Investor have executed this Amendment No. 1 as of the date first above written.

                           20TH CENTURY INDUSTRIES

                           By: /s/ William L. Mellick
                               -----------------------
                           Name:   William L. Mellick
                           Title:  President & Chief
                                   Executive Officer

                           AMERICAN INTERNATIONAL GROUP, INC.

                           By: /s/ Robert M. Sandler
                               ------------------------
                           Name:   Robert M. Sandler
                           Title:  Senior Vice President

                           By: /s/ Kathleen E. Shannon
                               -------------------------
                           Name:   Kathleen E. Shannon
                           Title:  Secretary

                              PAGE 15 OF ____ PAGES